Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Share Repurchase Program

Indiana, PA., June 19, 2012 – First Commonwealth Financial Corporation (NYSE: FCF) today announced that its Board of Directors has authorized a share repurchase program of up to $50 million of the company’s common stock. Based on yesterday’s closing price of $6.22 per share as reported on the New York Stock Exchange, the authorized program represents approximately 8.0 million shares, or 8%, of the company’s outstanding shares as of March 31, 2012.

Under this program, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. Depending on market conditions and other factors, repurchases may be made at any time or from time to time, without prior notice. The company may suspend or discontinue the program at any time.

In connection with the repurchase program, the company has entered into a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 by which the company authorized the repurchase of up to $50 million of common stock at certain designated prices. However, the trading plan does not require that any shares be repurchased and there can be no assurance that any shares will be repurchased. The share repurchase program will continue to be in effect following the expiration of the trading plan, which expires on the earlier of August 31, 2012 or the date on which purchases are completed.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.0 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact First Commonwealth Financial Corporation’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions; changes in interest rates; real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental and regulatory issues affecting First Commonwealth’s operations, pricing, products and services.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Donald A. Lawry

Vice President

724-349-7220

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